                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant                      [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           CALIPER TECHNOLOGIES CORP.
         --------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

         --------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.      Title of each class of securities to which transaction applies:
        __________

2.      Aggregate number of securities to which transaction applies: __________

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): __________

4.      Proposed maximum aggregate value of transaction: __________

5.      Total fee paid: __________


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.      Amount Previously Paid: __________

2.      Form, Schedule or Registration Statement No.: __________

3.      Filing Party: __________

4.      Date Filed: __________

                           CALIPER TECHNOLOGIES CORP.
                              605 FAIRCHILD DRIVE
                            MOUNTAIN VIEW, CA 94043
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 7, 2000

TO THE STOCKHOLDERS OF CALIPER TECHNOLOGIES CORP.:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of CALIPER TECHNOLOGIES CORP., a Delaware corporation, will be held on Wednesday, June 7, 2000 at 2:00 p.m. local time at our principal executive offices at 605 Fairchild Drive, Mountain View, CA 94043 for the following purposes:

     1. To elect two directors to hold office until the 2003 annual meeting of stockholders and until their successors are elected.

     2. To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2000.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the proxy statement accompanying this notice.

     The board of directors has fixed the close of business on April 19, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at this annual meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ ROBERT L. JONES
                                          Robert L. Jones
                                          Secretary

Mountain View, California
April 26, 2000

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                           CALIPER TECHNOLOGIES CORP.
                              605 FAIRCHILD DRIVE
                            MOUNTAIN VIEW, CA 94043
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 7, 2000

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the board of directors of Caliper Technologies Corp., a Delaware corporation, for use at the annual meeting of stockholders to be held on Wednesday, June 7, 2000 at 2:00 p.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying notice of annual meeting. The annual meeting will be held at our principal executive offices at 605 Fairchild Drive, Mountain View, CA 94043. We intend to mail this proxy statement and accompanying proxy card on or about April 26, 2000, to all stockholders entitled to vote at the annual meeting.

SOLICITATION

     We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to our directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of our common stock at the close of business on April 19, 2000, will be entitled to notice of and to vote at the annual meeting. At the close of business on April 19, 2000, we had outstanding and entitled to vote 21,049,683 shares of common stock.

     Each holder of record of our common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with our secretary at our principal executive offices at 605 Fairchild Drive, Mountain View, CA 94043, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 of the Securities and Exchange Commission, the deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2001 annual meeting of stockholders is December 27, 2000. Pursuant to our bylaws, stockholders who wish to bring matters or propose nominees for director at our 2001 annual meeting of stockholders must provide specified information to us between February 7, 2001 and March 9, 2001. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Our restated certificate of incorporation and bylaws provide that our board of directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy (including a vacancy created by an increase in size of our board of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

     Our board of directors is presently composed of seven members. There are two directors in the class whose term of office expires in 2000, of which both are standing for re-election. The nominees for election to this class, Anthony
B. Evnin, Ph.D. and Robert T. Nelsen, are currently members of our board of directors. If elected at the annual meeting, Dr. Evnin and Mr. Nelsen would serve until the 2003 annual meeting and until their successors are elected and qualified, or until their earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Dr. Evnin and Mr. Nelsen have agreed to serve if elected, and we have no reason to believe that they will be unable to serve.

     Presented below is biographical information for the nominees and each person whose term of office as a director will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2003 ANNUAL MEETING

     Anthony B. Evnin, Ph.D., has been a Director since June 1996. He has been a General Partner of Venrock Associates, a venture capital partnership since 1975. He is also a director of Ribozyme Pharmaceuticals, Inc. and Triangle Pharmaceuticals, Inc. Dr. Evnin holds an A.B. from Princeton University and a Ph.D. in Chemistry from Massachusetts Institute of Technology.

     Robert T. Nelsen, has been a Director since September 1995. Since July 1994, Mr. Nelsen has served as a senior principal of various venture capital funds associated with ARCH Venture Partners, including ARCH Venture Fund II, L.P., ARCH Venture Fund III, L.P. and ARCH Venture Fund IV, L.P. From April 1987 to July 1994, Mr. Nelsen was Senior Manager at ARCH Development Corporation, a company affiliated with the University of Chicago, where he was responsible for new company formation. He holds a B.S. in Biology and Economics from the University of Puget Sound and an M.B.A. from the University of Chicago.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF THE NAMED NOMINEES

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING

     Charles M. Hartman, has been a Director since June 1996. He has been a General Partner of CW Group, a manager of medical venture capital funds since April 1983. From 1966 to 1983, Mr. Hartman served in various positions at Johnson & Johnson where he was responsible for identification, evaluation and negotiation situations ranging from single produce opportunities to company acquisitions, both domestically and internationally. Mr. Hartman is a director of The Hastings Center, a non-profit organization devoted to the study of bioethical issues in medicine and the life sciences. Mr. Hartman holds a B.S. in Chemistry from the University of Notre Dame and an M.B.A. from the University of Chicago.

     David V. Milligan, Ph.D, has been a Director since October 1996 and the chairman of the board since April 1997. He retired from Abbott Laboratories, a healthcare products company, at the end of 1996. During his 17 years at Abbott, Dr. Milligan served in a number of Research and Development management positions, including leadership of both the Diagnostic Products and Pharmaceutical Products R&D organizations. During the two years prior to his retirement he was Senior Vice President and Chief Scientific Officer. Dr. Milligan serves as a member of the Boards of Directors of ICOS Corporation and Diametrics Medical, Inc. He also serves on the University of California, Berkeley and Princeton University Chemistry Department Advisory Boards. In addition, Dr. Milligan is a Vice President with Bay City Capital, a San Francisco merchant bank. Dr. Milligan holds an A.B. in Chemistry from Princeton University and an M.S. and a Ph.D. in Organic Chemistry from the University of Illinois.

     Michael Steinmetz, Ph.D., has been a Director since July 1997. He has been a partner of MPM Asset Management LLC in Cambridge, MA, a venture capital firm focusing on investments in private biotechnology companies in the U.S. and Europe, since 1997. From 1997 to 1998, Dr. Steinmetz was also a partner of the Bellevue Group in Zurich, Switzerland. From 1986 to 1997, Dr. Steinmetz worked at Hoffmann-La Roche Inc. He headed the Biology Department in Basel and its worldwide biotechnology research activities. He also was Vice President of Preclinical Research and Preclinical Research and Development in Nutley, New Jersey. Dr. Steinmetz was a member of the board of directors at Roche USA and Millennium Pharmaceuticals. Dr. Steinmetz holds a Ph.D. in Natural Sciences from the University of Munich, has lectured at the University of Basel and is Adjunct Professor at Rutgers University.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING

     Daniel L. Kisner, M.D, has served as our President and Chief Executive Officer since February 1999 and as a Director since March 1999. From May 1994 to January 1999, Dr. Kisner served as President and Chief Operating Officer of Isis Pharmaceuticals, Inc., a biotechnology company. From February 1993 to May 1994, Dr. Kisner served as Executive Vice President and Chief Operating Officer of Isis Pharmaceuticals, Inc. From March 1991 to February 1993, he served as Executive Vice President of Isis Pharmaceuticals, Inc. and was responsible for business and produce development, and manufacturing. From December 1988 to March 1991, Dr. Kisner served as Division Vice President of Pharmaceutical Development for Abbott Laboratories. Dr. Kisner has held a tenured position in the Division of Oncology at the University of Texas, San Antonio School of Medicine and is certified by the American Board of Internal Medicine and certified in Medical Oncology. Dr. Kisner holds a B.A. from Rutgers University and an M.D. from Georgetown University.

     Regis P. McKenna, has been a Director since September 1998. Mr. McKenna has been Chairman of The McKenna Group, an international consulting firm specializing in the application of information and telecommunications technologies to business strategies since 1973. Mr. McKenna is on the board of The Economic Strategies Institute and the Competitiveness Counsel. He is Chairman of the Board of the Santa Clara University Center for Science, Technology and Society and was a founding board member of Smart Valley. He is a trustee at Santa Clara University and President of the Board of Trustees for The New Children's Shelter of Santa Clara County. Mr. McKenna is on the board of directors of a number of high technology start-up companies. Mr. McKenna holds a B.A. from Duquesne University.

BOARD COMMITTEES AND MEETINGS

     During the year ended December 31, 1999, our board of directors held ten meetings. The board has an audit committee and a compensation committee.

     Our audit committee reviews our internal accounting procedures and consults with, and reviews the services provided by, our independent auditors. Current members of our audit committee are Drs. Evnin, Milligan and Steinmetz. The audit committee met two times in 1999.

     Our compensation committee reviews and recommends to the board of directors the compensation and benefits of all our officers and reviews general policy relating to compensation and benefits of our employees. The compensation committee also administers the issuance of stock options and other awards under our stock plans. Current members of the compensation committee are Messrs. Hartman and Nelsen. The compensation committee met one time in 1999.

     During the year ended December 31, 1999, all directors attended 75% or more of the aggregate of the meetings of the board and the committees on which they served held during the period for which he was a director.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     Our board of directors has selected Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2000, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since the year ended December 31, 1996. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our bylaws or otherwise. However, our board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee and the board will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee and the board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and that of our stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents information regarding the beneficial ownership of our common stock as of February 15, 2000 by:

     - each director and nominee for director;

     - each of the executive officers named in the Summary Compensation Table;

     - all executive officers, directors and nominees as a group; and

     - all those known by us to be beneficial owners of more than five percent of our common stock.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this table. Percentage of beneficial ownership is based on 21,021,872 shares of our common stock outstanding as of February 15, 2000. Unless otherwise indicated, the address of each of the individuals and entities listed below is c/o Caliper.

                                         SHARES ISSUABLE
                                           PURSUANT TO                                BENEFICIAL OWNERSHIP
                                           OPTIONS AND                           ------------------------------
                                             WARRANTS         SHARES CALIPER         NUMBER OF
                                        EXERCISABLE WITHIN    MAY REPURCHASE     SHARES (INCLUDING
                                            60 DAYS OF       WITHIN 60 DAYS OF    NUMBER SHOWN IN    PERCENTAGE
           BENEFICIAL OWNER             FEBRUARY 15, 2000    FEBRUARY 15, 2000     FIRST COLUMN)      OF TOTAL
           ----------------             ------------------   -----------------   -----------------   ----------
DIRECTORS AND EXECUTIVE OFFICERS
Daniel L. Kisner, M.D.(1).............        74,786                  --               138,887             *
Calvin Y. H. Chow(2)..................        15,042              15,385               233,220           1.1%
Michael R. Knapp, Ph.D. ..............        56,172                  --               292,256           1.4
J. Wallace Parce, Ph.D.(3)............        17,712              17,949               210,932           1.0
William M. Wright III.................         5,128                  --                15,384             *
David V. Milligan, Ph.D.(4)...........            --              32,159                96,152             *
Anthony B. Evnin, Ph.D.(5)............            --                  --             2,077,061           9.9
Charles M. Hartman(6).................            --                  --             1,636,303           7.8
Regis P. McKenna(7)...................        42,626                  --                93,907             *
Robert T. Nelsen(8)...................            --                  --               713,137           3.4
Michael Steinmetz, Ph.D.(9)...........            --                  --               820,850           3.9

5% STOCKHOLDERS
Venrock Associates(5).................            --                  --             2,077,061           9.9
Lombard Odier & Cie...................            --                  --             1,755,748           8.4
CW Group(6)...........................            --                  --             1,628,611           7.8
The Dow Chemical Company..............            --                  --             1,041,667           5.0
Hoffmann-La Roche Inc.................            --                  --               854,701           4.1
BB BioVentures, L.P.(9)...............            --                  --               820,850           3.9
All directors and executive officers
  as a group (12 persons)(10).........       211,466              65,493             6,328,089          29.8%

---------------
  * Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

 (1) Includes 38,461 shares held by The Kisner Revocable Trust u/a/d 9/23/99, of which Dr. Kisner is a trustee, 12,820 shares held by The Jordon Renee Kisner Exempt Irrevocable Trust u/a/d 9/23/99, of which Dr. Kisner is a trustee and 12,820 shares held by The Giffin Daniel Kisner Exempt Irrevocable Trust u/a/d 9/23/99, of which Dr. Kisner is trustee.

 (2) Includes 25,872 shares that are held by Tiffany Chow, 12,820 shares held by Harrison Chow and 12,820 shares held by Stephanie Chow, the children of Mr. Chow.

 (3) Includes 12,820 shares held by Charles Andrew Parce and 12,820 shares held by Laura Marie Parce, the children of Dr. Parce.

 (4) Consists of 96,152 shares held by The David V. Milligan Trust, of which Dr. Milligan is a trustee.

 (5) Consists of 1,238,112 shares held by Venrock Associates and 838,949 shares held by Venrock Associates II, L.P. Dr. Evnin is a general partner of Venrock Associates and disclaims beneficial ownership of these shares except to the extent of each of his proportionate partnership interest in these shares.

 (6) Includes 1,505,737 shares held by CW Ventures II, L.P. and 122,874 shares held by CW Partners III, L.P. Mr. Hartman is a general partner of CW Ventures and disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest in these shares.

 (7) Includes 51,281 shares held by The Regis P. and Dianne T. McKenna Trust, of which Mr. McKenna is a trustee.

 (8) Includes 708,837 shares held by ARCH Venture Fund II, L.P., a limited partnership managed by ARCH Management Partners II, L.P. ARCH Venture Partners, L.P. is the general partner of ARCH Management Partners II, L.P. Mr. Nelson is the Managing Director of ARCH Venture Corporation, which is the general partner of ARCH Venture Partners, L.P. Mr. Nelsen disclaims beneficial ownership of these shares except to the extent of each of his pecuniary interest in these shares.

 (9) Includes 801,282 shares held by BB BioVentures, L.P. Dr. Steinmetz is a partner of MPM Asset Management LLC, the management advisor of BB BioVentures, L.P. Dr. Steinmetz disclaims beneficial ownership of these shares. Also includes 19,568 shares held by MPM Capital Advisors LLC, a wholly owned subsidiary of MPM Capital L.P. MPM Capital L.P. also owns 51% of MPM Asset Management LLC. Dr. Steinmetz disclaims beneficial ownership of these shares except to the extent of his proportional partnership interest in these shares.

(10) Total number of shares includes 5,235,359 shares of common stock held by entities affiliated with directors and executive officers. See footnotes 5 through 9 above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all
Section 16(a) forms they file.

     To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 1999 all Section 16(a) filing requirements were complied with by our officers, directors and greater than ten percent beneficial owners.

                             EXECUTIVE COMPENSATION

DIRECTOR COMPENSATION

     Directors currently receive no cash compensation for their services as members of our board of directors or for attendance at committee meetings, although they may be reimbursed for expenses in connection with attendance at board and committee meetings.

     In September of 1996, we granted Dr. Milligan, in connection with his attendance at our board and committee meetings, the right to purchase 19,230 shares of common stock at $0.11 per share. Our right to repurchase these shares lapses in 60 equal monthly installments. In November 1997, we granted Dr. Milligan an additional stock option to purchase 6,410 shares of common stock at an exercise price of $0.62 per share. This option fully vested in September 1998. In April 1999, we granted Dr. Milligan an additional stock option to purchase 6,410 shares of common stock at an exercise price of $0.97 per share. This option fully vested in September 1999. In October 1999, we granted Dr. Milligan an additional stock option to purchase 6,410 shares of common stock at an exercise price of $3.12. This option will fully vest in September 2000. In September 1998, we granted Mr. McKenna, in connection with his attendance at our board meetings, a stock option to purchase 19,230 shares of common stock at an exercise price of $0.97 per share. This option vests in 60 equal monthly installments. In October 1999, we granted Mr. McKenna an additional stock option to purchase 3,205 shares of common stock at an exercise price of $3.12 per share. This option fully vests in September 2000. We have also entered into consulting agreements with each of Dr. Milligan and Mr. McKenna. See the section below entitled "Certain Relationships and Related Transactions" for a description of these agreements.

     Each of our non-employee directors also receives stock option grants under the 1999 Non-Employee Directors' Stock Option Plan. The maximum number of shares of common stock that may be issued pursuant to options granted under the directors' plan is 200,000. The directors' plan is administered by our board of directors, unless the board delegates administration to a committee comprised of not less than two members of the board.

     Option grants under the directors' plan are non-discretionary. Pursuant to the terms of the directors' plan, each person who is first elected as a non-employee director will automatically be granted an option to purchase 20,000 shares of common stock upon such election. The initial grant will be fully exercisable upon the date of grant and will vest monthly over five years. In addition, one day after each annual meeting of our stockholders, each non-employee director will automatically receive another option if the recipient has been a non-employee director for at least the prior six months. The annual grant will cover 6,400 shares for the chairman of the board and 3,200 shares otherwise, will be fully exercisable upon the date of grant and will vest in 12 months. The exercise price of options granted under the directors' plan is equal to 100% of the fair market value of the common stock subject to the option on the date of the grant and the term of options granted under the directors' plan is ten years.

     In the event of a dissolution or liquidation, then outstanding options under the directors' plan will terminate immediately prior to the event. In the event of a sale, lease or disposition of substantially all of our assets, or if we are acquired pursuant to a merger or consolidation, then the surviving entity will either assume or replace all outstanding options under the directors' plan. If the surviving entity declines to do so, then generally the vesting and exercisability of the options will accelerate. However, if an option is assumed or replace but the optionholder is not elected to the board of directors of the surviving corporation at the first meeting of the board after the event, the vesting of the options will accelerate by 18 months.

     As of February 15, 2000, no options have been granted under the directors' plan.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table presents summary information for the fiscal years ended December 31, 1999 and December 31, 1998, regarding compensation awarded or paid to, or earned by, our Chief Executive Officer and our other four most highly compensated executive officers whose salary and bonus for 1999 were in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                             ANNUAL COMPENSATION              ------------
                                  -----------------------------------------    SECURITIES
                                                               OTHER ANNUAL    UNDERLYING     ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR    SALARY     BONUS     COMPENSATION     OPTIONS      COMPENSATION
  ---------------------------     ----   --------   --------   ------------   ------------   ------------
Daniel L. Kisner, M.D. (1)......  1999   $293,013   $175,000        --          641,025        $418,270
  President and Chief Executive   1998         --         --        --               --              --
  Officer
Calvin Y. H. Chow(2)............  1999    235,816     45,198        --           96,153              --
  Chief Operating Officer         1998    194,775     38,000        --           64,102              --
Michael R. Knapp, Ph.D.(3)......  1999    203,952     29,475        --           57,692              --
  Vice President of Science and   1998    165,746     22,000        --           32,051              --
  Technology
J. Wallace Parce, Ph.D. (4).....  1999    203,952     29,475        --           57,692              --
  Vice President of Research      1998    186,200     22,000        --           32,051              --
William M. Wright III...........  1999    166,077     19,201        --           19,230              --
  Vice President of Operations    1998     43,695         --        --           51,282              --

---------------
(1) Dr. Kisner joined us in February 1999. Dr. Kisner's all other compensation consists of $246,370 paid by us for relocation assistance and related taxes, $98,228 related to forgiveness of a portion of Dr. Kisner's housing loan and $73,672 paid by us for income taxes payable on the loan forgiveness.

(2) Mr. Chow's 1998 bonus includes $19,000 received in cash and 19,644 shares of common stock received in lieu of cash.

(3) Dr. Knapp's 1998 bonus includes $14,740 received in cash and 7,506 shares of common stock received in lieu of cash.

(4) Dr. Parce's 1998 bonus includes $14,740 received in cash and 7,506 shares of common stock received in lieu of cash.

STOCK OPTION GRANTS AND EXERCISES

     The following tables show for the fiscal year ended December 31, 1999, certain information regarding options granted to, exercised by, and held at year end by, each of the individuals listed in the Summary Compensation Table.

     The exercise price of each option was equal to the fair market value of our common stock as valued by the board of directors on the date of grant. The exercise price may be paid in cash, promissory notes, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The option granted to Dr. Kisner vests as to 1/60 of the shares each month. The options granted to Messrs. Chow and Wright, and Drs. Knapp and Parce vest as to 20% one year from the date of grant and 1/60 per month thereafter. Each of the options has a ten-year term, subject to earlier termination if the optionee's service with us ceases. Under certain circumstances following a change of control, the vesting of such option grants may accelerate and become immediately exercisable. See the section below entitled "Certain Relationships and Related Transactions" for a description of our agreements with Dr. Kisner concerning stock options that have been granted to him.

     The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and

Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by:

     - multiplying the number of shares of common stock under the option by the initial public offering price of our common stock, which was $16.00 per share;

     - assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

     - subtracting from that result the aggregate option exercise price.

     Percentages shown under "Percentage of Total Options Granted in 1999" are based on an aggregate of 1,728,454 options granted to employees, consultants and directors of Caliper under our stock option plans during 1999.

                             OPTION GRANTS IN 1999

                                          INDIVIDUAL GRANTS                             POTENTIAL REALIZABLE
                               ---------------------------------------                    VALUE AT ASSUMED
                                 NUMBER                                                    ANNUAL RATES OF
                                   OF                                                        STOCK PRICE
                               SECURITIES   PERCENTAGE OF                                 APPRECIATION FOR
                               UNDERLYING   TOTAL OPTIONS    EXERCISE                        OPTION TERM
                                 OPTION       GRANTED IN     PRICE PER   EXPIRATION   -------------------------
            NAME                GRANTED          1999          SHARE        DATE          5%            10%
            ----               ----------   --------------   ---------   ----------   -----------   -----------
Daniel L. Kisner, M.D. ......   641,025         37.09%         $0.97      02/28/09    $16,084,800   $25,980,666
Calvin Y.H. Chow.............    96,153          5.56           3.12      10/01/09      2,205,973     3,690,341
Michael R. Knapp, Ph.D. .....    57,692          3.34           3.12      10/01/09      1,323,588     2,214,212
J. Wallace Parce, Ph.D.......    57,692          3.34           3.12      10/01/09      1,323,588     2,214,212
William M. Wright III........    19,230          1.11           3.12      10/01/09        441,181       738,045

AGGREGATE OPTION EXERCISES IN 1999 AND OPTION VALUES AT DECEMBER 31, 1999

     The following table presents the aggregate option exercises during 1999, and the number and value of securities underlying unexercised options that are held by each of the individuals listed in the Summary Compensation Table as of December 31, 1999.

     Amounts shown under the column "Value Realized" are based on the fair market value of our common stock as determined by our board of directors on the date of exercise less the exercise price. Amounts shown under the column "Value of Unexercised In-the-Money Options at December 31, 1999" are based on the closing price of our common stock ($66.75) on December 31, 1999 as reported on the Nasdaq Stock Market, less the exercise price, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price of the shares underlying the option.

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                               OPTIONS AT               IN-THE-MONEY OPTIONS
                                SHARES                      DECEMBER 31, 1999           AT DECEMBER 31, 1999
                              ACQUIRED ON    VALUE     ---------------------------   ---------------------------
            NAME               EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   --------   -----------   -------------   -----------   -------------
Daniel L. Kisner, M.D. .....    64,101      $    --      42,736         534,188      $2,811,294     $35,140,382
Calvin Y.H. Chow............    44,689       21,554       7,521         173,429         496,567      11,213,418
Michael R. Knapp, Ph.D. ....    39,297       20,327      12,328         110,930         812,785       7,184,858
J. Wallace Parce, Ph.D......    31,869       13,954      11,793         111,465         777,324       7,220,319
William M. Wright III.......    10,256        6,080       2,564          57,692         168,667       3,753,743

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with Daniel L. Kisner, M.D., our President and Chief Executive Officer, and James L. Knighton, our Chief Financial Officer. See "Certain Relationships and Related Transactions."

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT(1)

     The compensation committee of the board of directors in 1999 was composed of Messrs. Hartman and Nelsen and Dr. Milligan, none of whom have ever been officers or employees of Caliper. Dr. Milligan is Caliper's Chairman of the Board and receives compensation from Caliper under a consulting arrangement. The committee is responsible for establishing our compensation programs for all employees, including our executive officers. For executive officers, the committee evaluates performance and determines compensation policies and levels.

  Compensation Philosophy

     The goals of our compensation program are to align compensation with business objectives and performance and to enable us to attract, retain and reward executive officers and other key employees who contribute to our long-term success and to motivate them to enhance long-term stockholder value. Key elements of this philosophy are:

     - We pay competitively with other biotechnology companies with which we compete for talent. To ensure that our pay is competitive, we compare our pay practices with these companies and set our pay parameters based on this review.

     - We provide significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to our business challenges and opportunities as owners and not just as employees.

     Salary. The committee annually reviews each executive officer's salary. When reviewing salaries, the committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. The committee's objective is to set executive compensation at the market average when compared to leading companies in the biotechnology industry. The primary components of executive compensation are base salary, annual incentives and long-term equity incentives.

     Cash Bonus. The committee annually reviews each executive officer's bonus, the aggregate bonus pool for Caliper and the bonus allocations by employee position. Payment of cash bonuses is tied to the accomplishment of specific corporate milestones set at the beginning of the year and to each individual officer's year-end performance review.

     Equity Incentives. Our equity incentive program consists of the 1999 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan. Our option program utilizes vesting periods (generally five years) to encourage key employees to continue in our employ. Through option grants, executives receive significant equity incentives to build long-term stockholder value. Under the incentive plan, grants are made at 100% of fair market value on the date of grant. Executives receive value from these grants only if our common stock appreciates over the long term. The size of option grants is determined based on competitive practices in the biotechnology industry and our philosophy of significantly linking executive compensation with stockholder

---------------

(1) Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report and performance graph shall not be incorporated by reference into any such filings.

interests. The committee believes this approach creates an appropriate focus on longer term objectives and promotes executive retention. The Board granted options to purchase an aggregate of 1,141,022 shares of our common stock to our executive officers in 1999.

     We established the purchase plan both to encourage employees to continue in our employ and to motivate employees through ownership interest. Under the purchase plan, employees, including officers, may have up to 10% of their earnings withheld for purchases of our common stock on certain dates specified by our board. The price of common stock purchased will be equal to 85% of the lower of the fair market value of the common stock on the relevant purchase date or commencement date of the relevant offering period. The initial offering period under the purchase plan commenced on December 15, 1999 and there were no purchases during fiscal 1999.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Dr. Kisner's salary and bonus for fiscal 1999 are consistent with the criteria described above and with the compensation committee's evaluation of his overall leadership and management of Caliper. The committee considered, among other achievements, that 1999 was a year of significant change and growth for Caliper. Agilent Technologies, our commercial partner, launched our LabChip(R) personal laboratory system, the Agilent 2100 Bioanalyzer, bringing the benefits of microfluidic lab-on-a-chip technology to the individual researcher's desktop. Caliper successfully delivered LabChip(R) high throughput systems for drug screening to its Technology Access Program customers and provided the first multi-capillary Sipper(TM) chip system. In addition, we completed our initial public offering in mid-December, raising approximately $76 million. Dr. Kisner's compensation for 1999 is set forth in the Summary Compensation Table. The committee has set Dr. Kisner's annual salary for 2000 at $385,008.

FEDERAL TAX CONSIDERATIONS

     Section 162(m) of the Internal Revenue Code limits Caliper to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the code.

     The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the committee believes that at the present time it is quite unlikely that the compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the committee has not yet established a policy for determining which forms of incentive compensation awarded to its executive officers shall be designed to qualify as "performance-based compensation." The committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with code section 162(m) in the future to the extent consistent with Caliper's best interests.

CONCLUSION

     Through the plans described above, a significant portion of our compensation program and Dr. Kisner's compensation are contingent on Caliper's performance, and realization of benefits is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of our business may result in highly variable compensation for a particular time period.

                                          COMPENSATION COMMITTEE

                                          Charles M. Hartman
                                          Robert T. Nelsen
                                          David V. Milligan, Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 1999, Messrs. Hartman and Nelsen and Dr. Milligan served as members of the compensation committee of our board of directors. During 2000, Messrs. Hartman and Nelsen will serve as members of the compensation committee of our board of directors. No member of the compensation committee serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to the formation of the compensation committee in June 1996, our board of directors as a whole made decisions relating to compensation of our executive officers.

                       PERFORMANCE MEASUREMENT COMPARISON

     The following graph shows the total stockholder return on an investment of $100 in cash on December 15, 1999, including reinvestment of dividends, for:

     - Caliper's common stock;

     - the Nasdaq Stock Market (U.S.) and

     - the Nasdaq Pharmaceutical Index.

                 COMPARISON OF 1 MONTH CUMULATIVE TOTAL RETURN

                               PERFORMANCE GRAPH

                           CALIPER TECHNOLOGIES CORP.

                                                                CUMULATIVE
                                                               TOTAL RETURN
                                                           --------------------
                                                           12/15/99    12/31/99
                                                           --------    --------
Caliper Technologies Corp. ..............................   100.00      417.19
Nasdaq Stock Market (U.S.)...............................   100.00      112.56
Nasdaq Pharmaceutical Index..............................   100.00      124.72

     This section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Employment and Consulting Agreements.

     In September 1999 we entered into an employment agreement with James L. Knighton to serve as our Chief Financial Officer at a base salary of $245,000 a year starting in September 1999, with a sign-on bonus of $50,000 and an annual discretionary bonus set by the board based upon specific objectives to be determined, with a minimum bonus of 30% of his base salary guaranteed during the first 12 months of employment. In addition, Mr. Knighton will receive a stock bonus equal to 6,250 shares when our common stock trades at or above $20.00 per share for six consecutive months. Pursuant to the employment agreement, Mr. Knighton received an option to purchase 269,230 shares of our common stock at an exercise price of $3.12 per share, plus a bonus payable at the time of exercise in the amount of $1.56 per share of stock exercised, plus an additional amount to cover taxes on the bonus. Mr. Knighton's stock option was approved by our board in October 1999. In addition, Mr. Knighton is entitled to a housing loan of up to $500,000. The employment agreement is at-will, and provides that if Mr. Knighton is terminated without cause or Mr. Knighton voluntarily terminates his employment after a constructive termination, he will be paid his base salary for 12 months in monthly installments or until he becomes employed, whichever is earlier, and a portion of his options will be partially accelerated.

     In January 1999, we entered into an employment agreement with Daniel L. Kisner, M.D. to serve as our President and Chief Executive Officer at a base salary of $350,000 a year starting on February 28, 1999, with an annual discretionary bonus of up to 50% of his base salary based upon specific objectives to be agreed upon by Dr. Kisner and our board. Dr. Kisner received a 1999 merit bonus of $175,000 and his annual salary for 2000 has been set at $385,008. Pursuant to the employment agreement, Dr. Kisner received an option to purchase 641,025 shares of our common stock at an exercise price of $0.97 per share. This option vests over a period of five years in 60 equal monthly installments. In addition, Dr. Kisner is entitled to a housing loan of up to $500,000 which may be forgiven over time, and monthly mortgage assistance to support a $500,000 mortgage, plus additional payments to compensate for the tax payable on these portions of his compensation. In July 1999, we loaned Dr. Kisner $425,000 with an annual interest rate of 5.96%. In connection with Dr. Kisner's 1999 performance review, a total of $98,228 of his housing loan and associated interest was forgiven. In addition, Dr. Kisner was reimbursed $73,672 for the income tax payable on the loan forgiveness. The employment agreement is at-will and contains a non-solicitation agreement. This agreement also provides that if Dr. Kisner is terminated without cause or Dr. Kisner voluntarily terminates his employment after a constructive termination, he will be paid his then current salary for 12 months in monthly installments or until he becomes employed, whichever is earlier, and a portion of his options will be partially accelerated.

     As part of our ongoing program of research and development, we entered into a twelve-month consulting agreement with Dr. David V. Milligan, our chairman of the board, effective April 30, 1997. The term of this agreement may be renewed annually for up to five years. Under the terms of this agreement, Dr. Milligan agreed to provide consultation and advice concerning our core competitive strengths and the development of optimal growth strategies. In exchange, we agreed to pay Dr. Milligan $80,000 per year and granted Dr. Milligan a stock option to purchase 64,102 shares of our common stock at $0.47 per share. This option vests monthly over a period of five years. This agreement has been renewed and remains in effect. We also granted Dr. Milligan stock options in connection with his services as a member of our board of directors. See the section above entitled "Director Compensation" for a description of these grants.

     We entered into a twelve-month consulting agreement with Regis P. McKenna, a member of our board of directors, on April 30, 1997. Under the terms of this agreement, Mr. McKenna agreed to provide assistance in developing our technology and business strategies. In exchange, Mr. McKenna was allowed to purchase 19,230 shares of our common stock at $0.62 per share. In July 1998, Mr. McKenna was granted a stock option for 19,230 shares of common stock at $0.97 per share. In August 1999, Mr. McKenna was granted a stock option for 19,230 shares of common stock at $0.97 per share. This option vests in twelve equal monthly installments beginning in May 1999. This agreement has been renewed and remains in effect. We also granted Mr. McKenna stock options in connection with his services as a member of our board of directors. See the section above entitled "Director Compensation" for a description of these grants.

     Indebtedness of Management. In March 1997, we loaned Michael R. Knapp, our Vice President of Science and Technology, $200,000 in connection with the purchase of a residence. The interest on this loan is 6.61% per year and begins to accrue on January 1, 2002. The principal and accrued interest is to be repaid in five equal annual installments beginning June 30, 2002. The promissory note will accelerate and become due and payable should Dr. Knapp's employment with us be terminated for any reason. The promissory note is full recourse and is secured by a deed of trust on the residence. In July 1999, we loaned Daniel L. Kisner, M.D., our President and Chief Executive Officer, $425,000 in connection with the purchase of a residence. The loan has a maximum term of six years with an annual interest rate of 5.96%. At December 31, 1999, Dr. Kisner owed us $435,906. In connection with Dr. Kisner's 1999 performance review, a total of $98,228 of Dr. Kisner's housing loan and associated interest was forgiven.

     Stock Options. See the section above entitled "Executive Compensation" for a description of stock options granted to our directors and executive officers.

     Indemnification Agreements. We have entered into indemnification agreements with our directors and officers for the indemnification of these persons to the full extent permitted by law. We also intend to execute these agreements with future directors and officers.

                                 OTHER MATTERS

     Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ ROBERT L. JONES
                                          Robert L. Jones
                                          Secretary

April 26, 2000

OUR ANNUAL REPORT TO THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE COMMUNICATIONS, CALIPER TECHNOLOGIES CORP., 605 FAIRCHILD DRIVE, MOUNTAIN VIEW, CA 94043.

                           CALIPER TECHNOLOGIES CORP.

                         ANNUAL MEETING OF STOCKHOLDERS

                             WEDNESDAY, JUNE 7, 2000
                                    2:00 P.M.

                           CALIPER TECHNOLOGIES CORP.
                               605 FAIRCHILD DRIVE
                             MOUNTAIN VIEW, CA 94043



[Logo]            CALIPER TECHNOLOGIES CORP.
                  605 FAIRCHILD DRIVE, MOUNTAIN VIEW, CA 94043             PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON JUNE 7, 2000.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2.

By signing the proxy, you revoke all prior proxies and appoint Daniel L. Kisner, M.D. and James L. Knighton, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.





                      See reverse for voting instructions.

                               Please detach here
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1. Election of two directors:             01 Anthony B. Evnin, Ph.D.      / / Vote For        / / Vote Withheld
                                          02 Robert T. Nelsen                 all nominees        from all nominees

                                                                           ______________________
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR                          /                      /
ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE                         /____________________ /
NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

2. To ratify the selection of Ernst & Young LLP as independent            / / For             / / Against              / / Abstain
auditors of the Company for its fiscal year ending December 31,
2000.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box
Indicate changes below:   / /

                                             Date
                                                 ------------------------------

                                             ----------------------------------
                                             Signature(s) in Box

                                             Please sign exactly as your name(s)
                                             appear on Proxy. If held in joint
                                             tenancy, all persons must sign.
                                             Trustees, administrators, etc.,
                                             should include title and authority.
                                             Corporations should provide full
                                             name or corporation and title of
                                             authorized officer signing the
                                             proxy.